Exhibit 99.1

AVCtechnologies Welcomes Michael Tessler to its Board as Chairman

ATLANTA, GA; January 7, 2021 – American Virtual Cloud Technologies, Inc. (AVCtechnologies) (Nasdaq: AVCT), a premier global IT solutions and cloud communications provider, today announced the appointment of Michael Tessler as Chairman of its Board of Directors.

A technology and telecommunications industry pioneer, Tessler brings more than 20 years of extensive experience growing and scaling technology businesses across the world. Tessler was the co-founder and former CEO of BroadSoft, a first mover in the foundation of a new industry, migrating enterprise communications to the cloud.

As CEO, Tessler helped to transform BroadSoft from start-up to a clear market leader, spearheading the adoption of new technology solutions with 2,000 employees servicing customers in more than 80 countries. Additionally, Tessler led BroadSoft’s navigation of significant business transitions including the company’s 2010 Initial Public Offering on Nasdaq and its eventual sale to Cisco for $1.9 billion in 2018, where he subsequently led the integration of BroadSoft into Cisco’s Collaboration business unit. Prior to co-founding BroadSoft, Tessler held numerous senior engineering, sales, and management roles at Celcore and Nortel.

This announcement comes at an exciting time of growth for AVCtechnologies which previously announced its strategic focus on the company’s cloud communications business unit, Kandy.

“We are honored to have Michael join our team as Chairman of AVCtechnologies,” said former Chairman Larry Mock. “Michael is a titan of the industry, having devoted his career to bringing advanced communication systems to market. His extensive experience leading a public cloud communications company where he completed more than 20 acquisitions will be an invaluable asset to our busines, and I look forward to working with him on AVCtechnologies’ growth strategy as a Board Director.”

“I am excited to take on this role at such an exciting time for AVCtechnologies,” said Mr. Tessler. “I am looking forward to the opportunity to work with such an incredible company and leadership team.”

About American Virtual Cloud Technologies, Inc.

American Virtual Cloud Technologies, Inc. (“AVCtechnologies”; Nasdaq: AVCT) is a premier global IT solutions provider offering a comprehensive bundle of services including unified cloud communications, managed services, cybersecurity, and enhanced connectivity. Our mission is to provide global technology solutions with a superior customer experience. In 2020, American Virtual Cloud Technologies, Inc., acquired Computex Technology Group and Kandy Communications. For more information, visit https://www.avctechnologies.com.